Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 4, 2013 with respect to the statement of revenues and certain expenses of the San Pedro Crossing Shopping Center for the year ended December 31, 2011 which is included in American Realty Capital – Retail Centers of America, Inc.’s Current Report on Form 8-K/A filed on March 4, 2013, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

September 13, 2013